UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2012

PATHEON INC.

(Exact name of registrant as specified in its charter)

Canada	000-54283	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Patheon Pharmaceuticals Services Inc. 4721 Emperor Boulevard, Suite 200 Durham, NC		27703
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (919) 226-3200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2012, Patheon Inc. (the “Company”) announced the appointment of Stuart Grant as its Executive Vice President, Chief Financial Officer, effective immediately. Mr. Grant, age 57, brings over 30 years of financial management experience to the Company, over 15 of which have been in the pharmaceutical industry. From 2007 to 2011, Mr. Grant served as Senior Vice President and Chief Financial Officer of BioCryst Pharamaceuticals, Inc., a pharmaceutical development company. Prior to that, Mr. Grant progressed through a variety of financial management positions at Serono SA (now Merck Serono), a global pharmaceutical services company, including Chief Financial Officer, USA from 2002 to 2004 and Group Chief Financial Officer from 2004 to 2007. Mr. Grant also spent 15 years in finance at Digital Equipment Company and several years working as a tax consultant and senior auditor for Price Waterhouse in Glasgow, Scotland. Mr. Grant holds a Bachelor of Accountancy from the University of Glasgow, Glasgow, Scotland and is a Chartered Accountant with the Institute of Chartered Accountants of Scotland.

In connection with his employment, Mr. Grant will receive an annual base salary of $430,000, subject to periodic adjustment as determined by the Compensation and Human Resources Committee (the “CHR Committee”) of our Board of Directors (the “Board”). In addition, Mr. Grant will be eligible for an annual target bonus of 45% of his annual base salary, which will be prorated from the date of his employment for the fiscal year ending October 31, 2012. Subject to the approval of the Board, Mr. Grant will receive an initial award of 425,000 stock options under the Company’s 2011 Amended and Restated Incentive Stock Option Plan. These options will vest in five equal installments on each of the first five anniversaries of the date of Mr. Grant’s appointment and will have a 10 year term. Mr. Grant will also receive relocation benefits pursuant to our executive relocation program and payment for certain supplemental health care premiums during 2012 and will generally be entitled to participate in other employee benefit and bonus programs established by the Company from time to time.

If the Company terminates Mr. Grant’s employment without cause or if he terminates his employment for good reason, the Company will be required to pay him severance equal to his annual base salary, plus an amount determined or approved by the CHR Committee in its sole discretion to reflect the annual incentive Mr. Grant would have reasonably been expected to have earned during the fiscal year in which the termination occurs. If such termination occurs within six months following a change in control, Mr. Grant’s unvested stock options would also vest and remain exercisable for their original term. To be eligible to receive any post-termination severance benefits, Mr. Grant must execute and not revoke a waiver and release drafted by the Company within a prescribed time following termination of employment.

Mr. Grant’s employment is also subject to other customary terms and provisions, including provisions relating to confidentiality, nonsolicitation, noncompetition and invention assignment.

A copy of the press release announcing Mr. Grant’s appointment as the Company’s Executive Vice President, Chief Financial Officer is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

See the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2012	PATHEON INC.

	By:	/s/ James C. Mullen
James C. Mullen
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Document

99.1	Press release dated February 15, 2012